Exhibit 21 - Subsidiaries of Affinity Technology Group, Inc.

      Name                        Jurisdiction of Incorporation    Percent Owned
      ----                        -----------------------------    -------------

Affinity Bank Technology Corporation            Delaware, USA               100%

Affinity Clearinghouse Corporation              Delaware, USA               100%

Affinity Credit Corporation                     Delaware, USA               100%

Affinity Processing Corporation                 Delaware, USA               100%

Affinity Mortgage Technology Corporation        Delaware, USA               100%

decisioning.com, Inc.                           Delaware, USA               100%

Multi Financial Services, Inc.                  Delaware, USA               100%




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